Exhibit 99.1

Nevro Provides First Quarter and FY2020 Update

Preliminary Unaudited First Quarter 2020 Worldwide Revenue Expected to be $86.4-$86.9 Million Company Withdraws FY2020 Guidance Due to COVID-19 Impact

REDWOOD CITY, Calif., April 1, 2020 – Nevro Corp. (NYSE: NVRO), a global medical device company that is providing innovative, evidence-based solutions for the treatment of chronic pain, today announced preliminary unaudited worldwide revenue for the quarter ended March 31, 2020 and the withdrawal of its full year 2020 financial guidance issued on February 25, 2020. In addition, the Company provided an update on the actions it is taking in response to the COVID-19 pandemic.

First Quarter 2020 Update

Preliminary unaudited first quarter 2020 worldwide revenue is expected to be in the range of $86.4 to $86.9 million, a 5-6% increase compared to $82.1 million in the first quarter of 2019. First quarter 2020 revenue was negatively impacted by a rapid deceleration in March due to COVID-19 shelter-in-place policies and restrictions on elective surgical procedures around the world.

Preliminary unaudited first quarter 2020 U.S. revenue is expected to be $74.9 to $75.2 million, a 14% increase compared to $65.8 million in the prior year period. Year-over-year, U.S. trial growth was 6% and permanent implant growth was 12% during the first quarter of 2020. U.S. trial growth was 20% and permanent implant growth was 29% for the two months ended February 29, 2020, compared to the prior year period. Cases totaling approximately $16.5 million were cancelled during the month of March 2020.

Preliminary unaudited first quarter 2020 international revenue is expected to be $11.5 to $11.7 million, a decrease of 29% to 30% as reported, compared to $16.3 million in the prior year period. The decrease in international revenue was primarily due to the impact of COVID-19 related government restrictions on elective procedures implemented in Europe and Australia during the latter half of the quarter.

Preliminary unaudited first quarter 2020 operating expenses are expected to be at or below approximately $90 million.

Full Year 2020 Financial Guidance

Due to the rapidly evolving environment and continued uncertainties resulting from the impact of COVID-19, Nevro is withdrawing its previously announced annual guidance for 2020, which was issued on February 25, 2020. At this date, Nevro cannot predict the extent or duration of the impact of the COVID-19 virus on its financial and operating results, but the Company believes the shelter-in-place

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policies and suspension of elective procedures worldwide will substantially impact revenue in the second quarter of 2020. As of December 31, 2019, Nevro had approximately $238 million in cash, cash equivalents and short-term investments. Nevro intends to maintain the strength of its commercial organization in preparation for what the Company believes could be an active recovery period in the second half of 2020 and early 2021. Nevro plans to provide additional information, to the extent practicable, during its first quarter earnings call in early May.

COVID-19 Updates

“We are grateful to the healthcare professionals around the world who are tirelessly caring for patients on the front lines of this pandemic, and our thoughts go out to all who have been affected,” said D. Keith Grossman, Chairman, CEO and President of Nevro. “During this challenging time, we have proactively implemented multiple initiatives to support our customers, patients and employees as well as preserve our future business growth opportunities. Prior to COVID-19, our sales in the first two months of the year were ahead of our expectations and we believe the initiatives we’ve put in place will enable us to reemerge from this global health crisis in a position of strength. We expect that our unique ability to capture patient scheduling and outcomes data with NevroCloud will enable us to proactively support our patients’ progress for our customers throughout this crisis. More than 3,000 patients have recently had trials in the U.S. with the Company’s products and many of those patients are now awaiting permanent implants. We stand ready to help our customers return to growth as soon as the ability to perform elective procedures is restored.”

As a medical device company that provides implantable devices and on-site support to physicians in hospitals, surgery centers and private practices, Nevro’s highest priority is the health and safety of healthcare professionals, patients and employees. In response to this global pandemic, the Company has quickly responded in recent weeks to help protect its communities while continuing to support customers and maintain its business:

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Health and Safety. To protect the health and safety of Nevro customers, their patients and employees, the Company has implemented the latest recommendations from public health authorities worldwide. The Company has restricted business-related travel and has asked all employees who can work from home to do so until further notice.

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Maintaining Nevro’s ‘Patient First’ Commitment. Nevro remains fully committed to helping patients who suffer from chronic debilitating pain, as well as its physician customers who care for them. The Company has built an effective patient care infrastructure with phone-based therapy support specialists, field-based sales and clinical support teams. All of the Company’s patient-support teams remain available to support customers and patients, while following applicable restrictions, safety precautions and procedures.

•	Operating Nevro’s Business. Nevro believes its fundamental business opportunity remains unchanged and that the strong momentum from its growth drivers, such as its proprietary HF10

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therapy and the recent Senza Omnia product launch, will be regained when the ability to perform elective procedures returns. The Company remains focused on managing expenses and driving operating efficiency in our business. Future growth drivers such as the current trials to support expanded use in PDN (Painful Diabetic Neuropathy) and NSRBP (Non-Surgical Refractory Back Pain) will continue to move forward as well.

About Nevro

Headquartered in Redwood City, California, Nevro is a global medical device company focused on providing innovative products that improve the quality of life of patients suffering from debilitating chronic pain. Nevro has developed and commercialized the Senza spinal cord stimulation (SCS) system, an evidence-based, non-pharmacologic neuromodulation platform for the treatment of chronic pain. HF10 therapy has demonstrated the ability to reduce or eliminate opioids in ≥65% of patients across six peer-reviewed clinical studies. The Senza® System, Senza II™ System, and the Senza® Omnia™ System are the only SCS systems that deliver Nevro’s proprietary HF10® therapy. Senza, Senza II, Senza Omnia, HF10, Nevro and the Nevro logo are trademarks of Nevro Corp.

To learn more about Nevro, connect with us on LinkedIn, Twitter, Facebook and Instagram.

Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements reflecting the Company’s current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including: the belief that the shelter-in-place policies and suspension of elective procedures worldwide will substantially impact our revenue; the belief that we have proactively implemented multiple initiatives to preserve our future business growth opportunities; our belief we will reemerge from the COVID-19 health crisis in a position of strength; our intention to maintain the strength of our commercial organization in preparation for what we believe will be an active recovery period in the second half of 2020 and early 2021; the belief that our fundamental business opportunity remains unchanged, and that the strong momentum from our growth drivers, such as our proprietary HF10 therapy and the recent Senza Omnia product launch will be regained when the ability to perform elective procedures returns; and the belief that future growth drivers such as the current trials to support expanded use in PDN and NSRBP will continue to move forward once the restrictions on clinical studies is lifted. These forward-looking statements are based upon information that is currently available to us or our current expectations, speak only as of the date hereof, and are subject to numerous risks and uncertainties, including our ability to successfully commercialize our products; our ability to manufacture our products to meet demand; the level and availability of third-party payor reimbursement for our products; our ability to effectively manage our anticipated growth and the costs and expenses of operating our business; our ability to protect our intellectual property rights and proprietary technologies; our ability to operate our business without infringing the intellectual property rights and proprietary technology of third parties; competition in our industry; additional capital and credit availability; our ability to attract and retain qualified personnel; and product liability claims. These factors, together with those that are

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described in greater detail in our Annual Report on Form 10-K filed on February 25, 2020, as well as any reports that we may file with the Securities and Exchange Commission in the future, may cause our actual results, performance or achievements to differ materially and adversely from those anticipated or implied by our forward-looking statements. We expressly disclaim any obligation, except as required by law, or undertaking to update or revise any such forward-looking statements. Nevro’s operating results for the first quarter ended March 31, 2020 are not necessarily indicative of our operating results for any future periods.

In addition, with respect to COVID-19, we are currently unable to reasonably estimate the extent or duration of the impact of the COVID-19 pandemic on our financial and operating results. We are also unable to predict how the pandemic will affect the availability of physicians and/or their treatment prioritizations or the impact of the outbreak on the overall healthcare infrastructure. In addition to impact on procedure volumes, we are experiencing and may experience other disruptions as a result of the COVID-19 pandemic. For example, our clinical trials may be adversely affected. Other disruptions or potential disruptions include restrictions on the ability of Company personnel to travel and access customers for case support; delays in approvals by regulatory bodies; delays in product development efforts; and additional government requirements to “shelter in place” or other mitigation efforts that may further impact our or our suppliers’ capacity to manufacture, sell and support the use of our products. The total impact of these disruptions could have a material impact on our financial condition, cash flows and results from operations.

Investor Relations:

Juliet Cunningham

Vice President, Investor Relations

+1 650-433-3247

ir@nevro.com

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